Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:36 PM 12/19/2014
FILED 12:36 PM 12/19/2014
SRV 141564030 – 0719529 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Earthstone Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Company be amended by deleting Article 4 thereof and by substituting in lieu thereof the following new Article 4:

“ARTICLE 4
CAPITAL STOCK

4.1 Common Stock.

(a) The total number of shares of common stock, par value $0.001 per share, that the Company is authorized to issue is 100,000,000.

(b) Each holder of common stock shall be entitled to one vote for each share of common stock held on all matters as to which holders of common stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of common stock shall have exclusively all other rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

(c) Effective as of 5:00 p.m., Eastern Time, on December 31, 2010 (the “Effective Date”), each ten (10) shares of the Company’s common stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock, par value $0.001 per share, of the Company. No fractional shares shall be issued in connection with the reverse split and in lieu thereof, one share shall be issued in lieu of any fractional shares.

4.2 Preferred Stock.

(a) The total number of shares of preferred stock, par value $0.001 per share, that the Company is authorized to issue is 20,000,000.

(b) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(i) The designation of the series and the number of shares to constitute the series.

(ii) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii) Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(vii) The restrictions, if any, on the issue or reissue of any additional preferred stock.

(viii) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the corporation.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this certificate to be signed this 19th day of December, 2014.

EARTHSTONE ENERGY, INC.

By:	/s/ Ray Singleton
Ray Singleton
President and Chief Executive Officer